Exhibit (a)(32)

                                 SHAREHOLDERS OF
               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                                   [AMEX: PCA]

     ATTENTION SHAREHOLDERS: WE HAVE INCREASED OUR PRICE TO $15.00 PER SHARE

              WE HAVE EXTENDED OUR OFFER DEADLINE TO MARCH 27, 2007

         PLEASE READ THE FOLLOWING CAREFULLY AS IT IMPACTS YOUR CURRENT
                               INVESTMENT IN PCA

                    SHAREHOLDERS ARE FACED WITH TWO CHOICES:

     1. TENDER YOUR SHARES TO THE TRUST AND RECEIVE 100% OF YOUR NAV* IMMEDIATELY AFTER THE OFFER EXPIRES, OR

     2.   KEEP YOUR SHARES AND TAKE THE FOLLOWING RISKS:

          A. THE MARKET RISK OF PCA'S MARKET PRICE AND THE PRICES OF PCA'S UNDERLYING PORTFOLIO HOLDINGS FOR APPROXIMATELY THE NEXT 90 DAYS.

          B. TAKE THE ADDITIONAL RISK OF WHAT WILL HAPPEN TO THE PRICE IF THE PROPOSED MERGER OF PCA SHARES INTO AN OPEN-END FUND DOES NOT GAIN SHAREHOLDER APPROVAL AND THE PROBABILITY OF IT FAILING KNOWING THE TRUST WILL VOTE ITS SHARES AGAINST OPEN-ENDING AND THE MERGER PROPOSAL. THERE HAVE ALREADY BEEN 20% OF THE OUTSTANDING SHARES TENDERED. IT WILL TAKE 50% OF THE OUTSTANDING SHARES VOTING IN FAVOR OF THE MERGER FOR THE MERGER TO BE APPROVED.

          C. TAKE THE ADDITIONAL RISK OF WHAT WILL HAPPEN TO THE PRICE OF PCA'S SHARES IF THE TRUST RECEIVES ENOUGH SHARES TO ELECT NEW TRUSTEES, TERMINATE THE EXISTING INVESTMENT MANAGER, AND CHANGE THE INVESTMENT OBJECTIVE AND STRATEGY OF PCA AS OUTLINED IN THE TENDER OFFER DOCUMENTS.

 OUR OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.


OUR OFFER OF $15.00 IS HIGHER THAN ANY CLOSING PRICE FOR PCA SHARES SINCE SEPTEMBER, 2001, IS 100% OF CURRENT NAV.* PCA SHARES HAVE NOT CLOSED AT OR ABOVE NAV SINCE MARCH 2001. OUR OFFER REFLECTS A 7% PREMIUM OVER THE CLOSING MARKET PRICE PER SHARE IMMEDIATELY PRIOR TO THE COMMENCEMENT OF OUR OFFER.

THIS MAY BE YOUR LAST OPPORTUNITY TO SELL YOUR SHARES AT NAV. IF YOU DON'T WANT TO BE PART OF OUR NEW DIRECTION, OUR TENDER OFFER GIVES YOU AN OPPORTUNITY TO SELL YOUR SHARES AT 100% OF CURRENT NAV.



                       THE OFFER EXPIRES ON MARCH 27, 2007

             If you have not received your materials or if you need
                    further information, you may contact our
                               Information Agent:

                               Morrow & Co., Inc.
                                 (800) 607-0088

The Mildred Horejsi Trust
March 9, 2007

* Based on the most recently published net asset value of PCA.